Exhibit 99.1

FOR IMMEDIATE RELEASE                                  Contact: Kathryn L. Tyler
October 1, 2001                                                   (804) 228-5600


                  Open Plan Systems, Inc. Names President & CEO

         RICHMOND, VIRGINIA (October 1, 2001) - Open Plan Systems, Inc. (OTCBB:PLAN) announced today that its Board of Directors has appointed Thomas M. Mishoe Jr. as the Company's President & Chief Executive Officer effective immediately. Mr. Mishoe also will be appointed to serve as a member of the Board of Directors. Mr. Mishoe has been assisting the Company as an independent consultant, providing financial, operating and strategic advice since March of this year. Mr. Mishoe also has served as a Member of the Operating Committee that was appointed in May 2001 by the Board of Directors; the Operating Committee was charged with the responsibility to manage the Company pending the Board's appointment of a President & CEO and to develop and implement a turn around plan.

         As a member of the Operating Committee, Mr. Mishoe was instrumental in the development and implementation of several critical components of the Company's current turn around process, including completion of the Company's annual audit for 2000, preparation and filing of Form 10-K and Form 10-Q reports with the Securities and Exchange Commission, implementation of effective internal control processes, negotiation of a forbearance agreement with the Company's bank, development and implementation of the Company's restructuring plan, including the closing of the leased remanufacturing facility in Lansing, Michigan and the disposal of the Company's new Lansing facility under construction, and development of a plan regarding the future of the Company's joint venture in Mexico.

         Mr. Mishoe previously served as Eskimo Pie Corporation's Chief Financial Officer, Treasurer and Corporate Secretary. At Eskimo Pie, Mr. Mishoe had direct responsibility or significant involvement in virtually all aspects of Eskimo Pie's business. Mr. Mishoe was a key member of the Eskimo Pie management team that executed a successful financial turn around, returned Eskimo Pie to profitability, performed an extensive analysis of strategic alternatives and subsequently sold Eskimo Pie Corporation to a strategic buyer.

         Anthony F. Markel, Chairman of the Board, said, "Tom has proven, over the last six months, that he has strong leadership capabilities, a solid business acumen and an excellent work ethic. His contribution as a consultant during this period has convinced the Board that he is capable of leading the management team in realizing the potential of our organization and restoring profitability."

         Mr. Mishoe said, "I am honored by the Board's confidence in my ability and I am very excited about this outstanding opportunity. I look forward to working with the Company's Board, management team and employees to complete the financial turn around process in progress and to move the Company to profitability. While there is much hard work remaining, Open Plan has made steady and significant progress in the past four months under the direction




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of the  Operating  Committee.  The  Company  has  many  talented  and  committed employees and great products. I believe that the Company's recent problems can be corrected and avoided in the future by a continuous focus on identifying and
closing  profitable  sales  opportunities,   producing  high  quality  products,
providing outstanding customer service, maintaining effective internal control processes, completing all required external reporting on a timely basis and making daily decisions based on profitability objectives. I intend to bring a keen focus on profitability to all aspects of the Company's operations."

         The Company also announced several other senior management changes. David E. Green has been appointed Senior Vice President of Operations, Stephen
P. Hindle has been appointed Senior Vice President of Sales & Marketing and John
H. Bryson, III has been appointed Vice President of Plant Operations.

         Mr. Green has 17 years of industry experience, has been with Open Plan for 7 years in a variety of operational and sales management roles and most recently has served as a Member of the Company's Operating Committee.

         Mr. Hindle has 20 years of industry experience, has been with Open Plan for 5 years in several sales and marketing management roles of increasing responsibility and has most recently served as a Member of the Company's Operating Committee.

         Mr. Bryson has been with Open Plan for 7 years and has most recently served as the Company's Director of Plant Operations.

         The Company also announced that Ms. Kathryn L. Tyler has been appointed to the position of Chief Financial Officer. Ms. Tyler has been assisting Mr. Mishoe and the Company in a financial and operational consulting role since March of this year. Ms. Tyler previously served as the Controller of Eskimo Pie Corporation where she provided financial and operational support to Eskimo Pie's senior management team on a wide variety of issues and projects.

         Mr. Mishoe continued, "I am very pleased to be working with this talented and committed group of executives. As Members of the Company's Operating Committee, Mr. Green and Mr. Hindle have provided dedicated leadership to Open Plan during a very challenging period of time for the Company and have provided important contributions on many issues, particularly the development and implementation of the Company's turn around process. Mr. Bryson also has provided important leadership to the production and inventory management process and was instrumental in the consolidation of the Lansing plant operations into the Company's Richmond facility. Ms. Tyler has provided valuable contributions to Open Plan in the completion of the 2000 annual audit, preparation and filing of related SEC reports, improvement of operational processes and improvement of internal control processes. These individuals have displayed commendable work ethics, have worked very well as a team and have made significant contributions towards the future success of Open Plan. I expect great results from this management team."

         The Company cautions readers that the statements contained herein regarding the Company's future business plans, operations, opportunities or prospects, including any


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statements  regarding  a return  to  profitability  or  completing  a  financial turnaround, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current knowledge and assumptions about future events. Actual events, results or performance may be materially different
from  any  events,   results  or  performance   expressed  or  implied  by  such
forward-looking statements. Nothing in this press release is intended to be indicative of results for the third quarter 2001 or any future period. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

         Open Plan Systems, Inc. remanufactures and markets modular office workstations through a network of Company-owned sales offices and selected dealers. Workstations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit. The Company has recycled over fifty million pounds of workstations. Under its "As
Is" program, the Company also purchases and resells used workstations. Additionally, the Company markets a wide variety of other office-related products including chairs, desks and other office furniture.